Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

July 14, 2014

Investor Contact:  Micah S. Goldstein

(336) 884-7695

STANLEY FURNITURE ANNOUNCES

SECOND QUARTER 2014 OPERATING RESULTS

Stanley Furniture brand grows as Young America production nears completion

High Point, NC July 14, 2014/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the second quarter of 2014.

Financial results from the quarter include:

· Net sales were $24.0 million, essentially flat with prior year second quarter.

· Gross profit, excluding restructuring related charges, was 10.5% of net sales compared to 9.0% in the prior year second quarter.

· Selling, general and administrative expenses, excluding restructuring charges, were 19.0% of net sales, compared to 20.1% in the prior year second quarter.

· Operating loss, net of restructuring, was $2.1 million compared to a loss of $2.7 million in the prior year second quarter.

· As of June 28, 2014, the company had $13.1 million in cash and restricted cash.

· A $16.2 million restructuring charge, mostly non-cash, was taken during the quarter related to ceasing domestic production of the Young America product line.

Overview

Net sales for the company’s Stanley Furniture brand grew 10.9% over the prior year comparable quarter while total company sales were essentially flat.  Total company sales growth was impacted by a 17.6% decline on the Young America product line as custom orders were not accepted after April 29, 2014.  “We were pleased to see our Stanley brand grow nicely as shipments were buoyed from strong order growth in the previous quarter.  We are successfully adjusting the size of the company’s overhead structure without sacrificing service to customers or momentum behind initiatives to grow the Stanley brand,” commented Glenn Prillaman, President and Chief Executive Officer.

Impact of Restructuring

Restructuring charges of $16 million, mostly non-cash, consisted of asset impairments, the write-down of inventories, severance and other termination costs. The company expects cash expenses of $300,000 to $500,000 during the third quarter consisting of mostly severance and other termination costs, as it finalizes efforts to close its domestic production facility and adjust its overhead structure.

Balance Sheet

Cash, restricted cash and short-term investments at quarter-end were $13.1 million, down from $16.7 million at March 30, 2014. Working capital, excluding cash, restricted cash and short-term investments, decreased to $31.9 million compared to $37.1 million at year end. The decrease was the result of ceasing production of the Young America product line and writing down inventories.  The company still expects the closure of its Young America facility in Robbinsville, NC to be cash generative in total.  “As we guided when we announced the closing of our Robbinsville plant in April, we expected to use cash initially in order to satisfy all open orders, including the large influx of orders we received when we announced ceasing domestic production,” said Prillaman. “The company maintains a healthy cash position and should generate cash in the coming quarter through the sale of assets associated with the Young America operation. Also, we should generate more cash than we use in ceasing domestic production, and we anticipate ending this year with more cash than we exited the last.”

Outlook

“Although it is difficult to predict sales, we maintain a strong pipeline of new product introductions for this year and next and continue to expect to exit this year with a business that is generating cash and operating profitably,” said Prillaman. “At present, our retailers are seeing a softening in consumer traffic, and we have noted a corresponding softness in orders that began in the latter part of the second quarter.  Given our adjustments to our overhead structure, we expect selling, general and administrative costs to be approximately $3.5 million quarterly for the near term, excluding restructuring charges.”

The company enters the third quarter with a $2.3 million Young America backlog and approximately $3 million of unsold inventory. It expects to end domestic production and ship the current backlog in July and the remaining inventory throughout the balance of 2014. “As we collect Young America receivables and proceeds from the sale of related assets, our balance sheet will strengthen,” concluded Prillaman. “With the end of our domestic production effort, comes a clear path to profitability and improved results for the company. Our organization’s focus is on growth of the Stanley brand and helping our customers increase store traffic.”

Other Information

As part of the company’s restructuring efforts related to its ceasing domestic manufacturing efforts previously announced, the company also announced today that Micah S. Goldstein, its Chief Operating and Financial Officer, plans to resign in mid-August. Mr. Goldstein joined the company in August 2010. In addition to his responsibilities in finance, he presided primarily over the company’s manufacturing operations. “Micah has been an integral part of the team here at our company as we did everything we knew possible over the last several years to make our domestic manufacturing model successful. From now until his departure, Micah will focus mostly on maximizing value from the assets at our Robbinsville plant and assisting with several other financial matters”, commented Prillaman.

Anita Wimmer, the company’s current Vice President of Finance and an executive who has been promoted through the finance department throughout her career of twenty years, assumes the role of the company’s principal financial officer upon Mr. Goldstein’s departure. Mrs. Wimmer came to the company in 1993 after seven years in public accounting, beginning her career with Deloitte. She will assist Mr. Prillaman with investor relations among other financial and administrative support roles she already fulfills in the company. “I am confident in our go-forward strategy as a design, marketing and logistics company now operating an overseas sourcing operations model only. Our financial and operating model is simpler than it has been in the past. I am both pleased and proud to see several key managers, including Anita, ready and prepared to step into expanded roles as our company adjusts for its smaller size and profitable future,” stated Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and logistics resource in the upscale segment of the wood residential market. Designs feature superior finish, styling and piece assortment supported by an overseas manufacturing model. The company distributes its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, July 15, 2014 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through August 15, 2014) is (877) 660-6853, the conference number is 13585595.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, our ability to realize value on the disposal of fixed assets in connection with ceasing production at our Robbinsville facility, our ability to collect receivables from Young America customers whose businesses are negatively impacted by the cease of Young America production, our ability to manage relations with Stanley Furniture customers who have also been Young America customers,  the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure, and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net sales	$ 24,038	$ 24,166	$ 45,929	$ 50,218

Cost of sales	36,064	21,986	56,562	44,653

Gross (loss) profit	(12,026)	2,180	(10,633)	5,565

Selling, general and administrative expenses	6,295	5,108	11,713	9,965
Operating loss	(18,321)	(2,928)	(22,346)	(4,400)

Other (expense) income, net	(19)	16	312	18
Interest expense, net	731	626	1,457	1,257
Loss before income taxes	(19,071)	(3,538)	(23,491)	(5,639)
Income tax benefit	(11)	(9)	(21)	(16)
Net loss	$ (19,060)	$ (3,529)	$ (23,470)	$ (5,623)

Diluted loss per share	$ (1.35)	$ (.25)	$ (1.66)	$ (.40)

Weighted average number of shares	14,167	14,127	14,165	14,148

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(unaudited)
	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Reconciliation of net sales as reported to net sales adjusted:
Net sales as reported	$ 24,038	$ 24,166	$ 45,929	$ 50,218
Restructuring charge	495	-	495	-
Net sales as adjusted	$ 24,533	$ 24,166	$ 46,424	$ 50,218
Reconciliation of gross (loss) profit as reported to gross profit adjusted:
Gross (loss) profit as reported	$ (12,026)	$ 2,180	$ (10,633)	$ 5,565
Restructuring charge	14,601	-	15,191	-
Gross profit as adjusted	$ 2,575	$ 2,180	$ 4,558	$ 5,565
Percentage of net sales:
Gross (loss) profit as reported	(50.0)%	9.0%	(23.2)%	11.1%
Restructuring charge	60.5%	-	33.0%	-
Gross profit as adjusted	10.5%	9.0%	9.8%	11.1%
Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$ 6,295	$ 5,108	$ 11,713	$ 9,965
Restructuring charge	1,642	262	2,230	522
SG&A expenses as adjusted	$ 4,653	$ 4,846	$ 9,483	$ 9,443
Percentage of net sales:
SG&A expenses as reported	26.2%	21.1%	25.5%	19.8%
Restructuring charge	7.2%	1.0%	5.1%	1.0%
SG&A expenses as adjusted	19.0%	20.1%	20.4%	18.8%
Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$ (18,321)	$ (2,928)	$ (22,346)	$ (4,400)
Restructuring charge	16,243	262	17,421	522
Operating loss as adjusted	$ (2,078)	$ (2,666)	$ (4,925)	$ (3,878)
Reconciliation of net loss as reported to net loss adjusted:
Net loss as reported	$ (19,060)	$ (3,529)	$ (23,470)	$ (5,623)
Restructuring charge	16,243	262	17,421	522
Net loss as adjusted	$ (2,817)	$ (3,267)	$ (6,049)	$ (5,101)
Reconciliation of diluted EPS as reported to diluted EPS adjusted:
Diluted EPS as reported	$ (1.35)	$ (.25)	$ (1.66)	$ (.40)
Restructuring charge	1.15	.02	1.23	.04
Diluted EPS as adjusted	$ (.20)	$ (.23)	$ (.43)	$ (.36)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
	(unaudited)
	June 28,	December 31,
	2014	2013

Assets
Current assets:
Cash and equivalents	$ 11,894	$ 7,218
Restricted cash	1,190	1,737
Short-term investments		10,000
Accounts receivable, net	12,432	12,002
Inventories	27,647	33,666
Prepaid expenses and other current assets	3,612	3,964
Deferred income taxes	44	699

Total current assets	56,819	69,286

Property, plant and equipment, net	7,843	20,144
Other assets	5,317	5,794

Total assets	$ 69,979	$ 95,224

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 5,212	$ 7,897
Accrued expenses	6,610	5,301

Total current liabilities	11,822	13,198

Deferred income taxes	44	699
Other long-term liabilities	5,556	5,686

Stockholders' equity	52,557	75,641

Total liabilities and stockholders' equity	$ 69,979	$ 95,224

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 28,	June 29,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$ 45,537	$ 47,430
Cash paid to suppliers and employees	(51,066)	(55,712)
Interest received, net	(2,882)	(2,378)
Income taxes paid, net	-	(124)
Net cash used by operating activities	(8,411)	(10,784)

Cash flows from investing activities:
Sale of short-term investments	10,000	15,000
Decrease in restricted cash	547	-
Capital expenditures	(51)	(2,715)
Purchase of other assets	(44)	(1,670)
Net cash used by investing activities	10,452	10,615

Cash flows from financing activities:
Proceeds from insurance policy loans	2,701	2,416
Purchase and retirement of common stock	-	(358)
Proceeds from exercise of stock options	-	25
Capital lease payments	(66)	(66)
Net cash provided by financing activities	2,635	2,017

Net increase in cash and equivalents	4,676	1,848
Cash and equivalents at beginning of period	7,218	10,930

Cash and equivalents at end of period	$ 11,894	$ 12,778

Reconciliation of net loss to
net cash used by operating activities:
Net loss	$(23,470)	$ (5,623)

Depreciation and amortization	12,547	991
Stock-based compensation	455	450
Write-off of other assets	1,810
Changes in working capital	1,736	(5,142)
Other assets	(1,425)	(1,272)
Other long-term liabilities	(64)	(188)
Net cash used by operating activities	$ (8,411)	$(10,784)